UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2011

CHATHAM LODGING TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-34693	27-1200777
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

50 Cocoanut Row, Suite 216, Palm Beach, Florida		33480
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(561) 802-4477

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2011, Chatham Lodging Trust ("Chatham") announced that the U.S. Bankruptcy Court has approved the Plan of Reorganization for Innkeepers USA Trust and its affiliates ("Innkeepers") pursuant to which Chatham will acquire from Innkeepers interests in 69 premium-branded hotels.

Chatham has entered into agreements to invest a total of approximately $232 million in two transactions, consisting of (i)$195 million in an outright purchase of five of the hotels; and (ii) $37 million to acquire a 9.2 percent interest in a joint venture with affiliates of Cerberus Capital Management, L.P. ("Cerberus") that will purchase 64 of the hotels for approximately $1.125 billion. Completion of these acquisitions is expected in July 2011.

Chatham will acquire the five Innkeepers hotels listed below, which comprise a total of 764 rooms, for a total purchase price of $195 million, or approximately $255,000 per room.

Hotel
200 Room Residence Inn Anaheim Garden Grove, CA
192 Room Residence Inn San Diego Mission Valley, CA
121 Room Residence Inn Tysons Corner, VA
105 Suite Doubletree Guest Suites Washington, D.C.
146 Suite Homewood Suites on the Riverwalk San Antonio, TX

Chatham will fund the acquisition through the assumption of five individual mortgage loans, secured by the hotels, totaling $134.2 million, with a weighted average interest rate of 6.00 percent and maturing in 2016, and with available cash and borrowings under its senior secured revolving credit facility. The five mortgage loans will amortize based on a 30-year amortization period, other than the loan related to the hotel in Garden Grove, California, which will be interest-only for the first two years after closing. The five mortgage loans are prepayable in whole at any time without prepayment premiums or defeasance.

The joint venture between Chatham and Cerberus will acquire the 64 hotels with an aggregate of 8,329 rooms for a total purchase price of approximately $1.125 billion, or approximately $135,000 per room, including the assumption of approximately $725 million of mortgage debt on 45 of the hotels, with a weighted average interest rate of 6.71 percent and maturing in 2017. All costs of operating the joint venture will be paid by the joint venture. The joint venture also may sell a selected group of non-core assets.

Chatham will own an approximate 9.2 percent interest in the joint venture and will fund its investment in the joint venture with borrowings under its senior secured revolving credit facility. Chatham will provide certain management services to the joint venture and will receive a promote interest based on meeting certain return thresholds.

Following completion of these acquisitions, the five hotels that Chatham acquires from Innkeepers and all but one of the 64 hotels that the joint venture acquires from Innkeepers will continue to be managed by Island Hospitality Management, a hotel management company that is 90 percent-owned by Mr. Fisher.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

July 5, 2011	By:	Dennis M. Craven

Name: Dennis M. Craven
Title: Chief Financial Officer